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                                                                    EXHIBIT 23.2



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Medical Manager Corporation on Form S-3 of our report dated February 16, 1998, on our audits of the financial statements of Companion Technologies of Texas as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, and of our report dated February 16, 1998, on our audits of the financial statements of Companion Technologies of Florida, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, which reports are included in Medical Manager Corporation's Current Report on Form 8-K/A.


COOPERS & LYBRAND, L.L.P.


Tampa, Florida
March 16, 1998